Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF DESIGNATION

OF

SERIES A PREFERRED STOCK

OF

YAYI INTERNATIONAL INC.

______________________________________

Pursuant to Section 151(g) of the General
Corporation Law of the State of Delaware
______________________________________

Yayi International Inc., a Delaware corporation (the “Company”), hereby certifies that pursuant to the authority conferred upon the Board of Directors of the Company (the “Board”) by its amended and restated certificate of incorporation (the “Amended and Restated Certificate of Incorporation”), and pursuant to the provisions of Section 151(g) of the General Corporation Law of Delaware, the Board, by unanimous written consent, adopted the following resolution amending and restating the Certificate of Designation of Series A Preferred Stock that was filed on June 16, 2009 (the “Certificate of Designation”), which resolution remains in full force and effect as of the date hereof:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board by the provisions of the Amended and Restated Certificate of Incorporation, the Certificate of Designation is hereby amended and restated in its entirety, so that the designation and amount of Series A Preferred Stock, and the rights, powers, preferences and relative participating, optional and other special rights, and qualifications, limitations or restrictions thereof are as follows:

1. Designation. This series of the preferred stock, par value US$0.001 per share, of the Company created hereby shall be designated as the “Series A Preferred Stock.”

2. Authorization. The Company shall have the authority to issue 2,142,857 shares of the Series A Preferred Stock.

3. Dividend Provisions.

(a) The holders of shares of Series A Preferred Stock shall be entitled to receive dividends out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend on the Company’s common stock (“Common Stock”), at the rate of 10% of US$9.80 (the “Purchase Price”) per share per annum (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like (collectively, “Recapitalizations”)), payable when, as, and if declared by the Board. Such dividends shall not be cumulative. Dividends with respect to a share of Series A Preferred Stock which are declared and payable shall, upon conversion of such share to Common Stock, be paid to the extent assets of the Company are legally available therefor and any amounts for which assets are not legally available shall be paid promptly as assets become legally available therefor. Any partial payment shall be made ratably among the holders of Series A Preferred Stock in proportion to the payment each such holder would receive if the full amount of such dividends were paid.

(b) After payment of any dividends pursuant to Section 3(a), any additional dividends shall be distributed among all holders of Common Stock and all holders of Series A Preferred Stock in proportion to the number of shares of Common Stock which would be held by each such holder if all shares Series A Preferred Stock were converted to Common Stock at the then effective conversion rate.

4. Liquidation Preference.

(a) In the event of any Liquidation Event (as defined below), the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) the Purchase Price plus an annualized internal rate of return (“IRR”) of 15% for the period from the issuance date of the Series A Preferred Stock to the date when all amounts under this Section 4(a) are paid in full, and (ii) an amount equal to all declared but unpaid dividends for each outstanding share of Series A Preferred Stock (the “Preference Amount”), proportionally adjusted for Recapitalizations. If upon the occurrence of such an event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full Preference Amount, then the entire assets and funds of this Company legally available for distribution to stockholders shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the full Preference Amount each such holder is otherwise entitled to receive under this Section 4(a).

(b) Upon completion of the distributions required by Section 4(a), all of the remaining assets of the Company available for distribution to stockholders shall be distributed among the holders of Series A Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each holder, assuming full conversion of all such Series A Preferred Stock.

(c) (i) For purposes of this Section 4, unless the holders of at least a majority of the voting power of the Series A Preferred Stock then outstanding, voting together as a single class on an as-converted basis, give prior written consent, a “Liquidation Event” shall be deemed to be occasioned by, or to include, any of the following events: (A) a liquidation, dissolution or winding up of the Company, either voluntary or involuntary; (B) the acquisition of this Company by another entity by means of any reorganization, merger or consolidation (but excluding any reorganization, merger or consolidation effected exclusively for the purpose of changing the domicile of the Company), or any transaction or series of related transactions in which the Company’s stockholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions (by virtue of securities issued in such transaction or series of related transactions) fail to hold at least 50% of the voting power of the resulting or surviving entity following such transaction or series of related transactions; (C) a sale of all or substantially all of the assets of this Company; or (D) the grant of an exclusive license to all or substantially all of the Company’s intellectual property that is used to generate all or substantially all of the Company’s revenues.

(ii) In any of such events, if the consideration received by the Company is other than cash, its value will be deemed its fair market value as determined in good faith by the holders of a majority of the voting power of all then outstanding shares of Series A Preferred Stock. Any securities shall be valued as follows:

(A) The value of securities not subject to investment letter or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be:

(1) if traded on a securities exchange or through the NASDAQ, the value shall be deemed to be the average of the closing prices of the securities on such exchange or the NASDAQ over the thirty (30) day period (or portion thereof) ending three (3) days prior to the closing;

(2) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period (or portion thereof) ending three (3) days prior to the closing; and

(3) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the holders of a majority of the voting power of all then outstanding shares of Series A Preferred Stock.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the value determined as above in Section 4(c)(ii)(A) to reflect the approximate fair market value thereof, as determined in good faith by the holders of a majority of the voting power of all then outstanding shares of Series A Preferred Stock.

(iii) The Company shall give each holder of record of Series A Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 4(c)(iii), and the Company shall thereafter give such holders prompt notice of any material changes.

5. Redemption.

(a) At any time and from time to time after June 30, 2012 and if a Qualified Event (as defined below) has not occurred, within ten (10) days (the “Redemption Date”) after the receipt by the Company of a written request from the holders of not less than a majority of the then outstanding Series A Preferred Stock, the Company shall redeem all of the then outstanding shares of Series A Preferred Stock by paying in cash in exchange for the shares of Series A Preferred Stock to be redeemed an amount per share equal to the sum of (x) the Purchase Price plus an IRR of 25% for the period from the issuance date of the Series A Preferred Stock to the Redemption Date, and (y) an amount equal to all declared but unpaid dividends for each outstanding share of Series A Preferred Stock (the “Redemption Amount”), proportionally adjusted for Recapitalizations. For the purpose of this Section 5, a “Qualified Event” shall occur if (i) the Company’s shares of Common Stock or American Depositary Shares representing shares of the Common Stock are listed on the New York Stock Exchange or the NASDAQ Global Market, and (ii) the closing market price of such listing securities represents a price of no less than US$4.25 per share of Common Stock (proportionally adjusted for Recapitalizations) in any consecutive 30-trading-day period.

(b) If the funds of the Company legally available for redemption of shares of Series A Preferred Stock on the Redemption Date are insufficient to redeem the total number of such shares of Series A Preferred Stock to be redeemed on such date, those funds that are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed. The shares of Series A Preferred Stock not redeemed shall remain outstanding and at any time thereafter when additional funds of the Company are legally available for the redemption, such funds will immediately be used to redeem the balance of the shares. Holders of the Series A Preferred Stock shall have the rights, at their sole discretion, to surrender any or all of the Series A Preferred Stock in exchange for a promissory note issued by the Company in such unpaid Redemption Amount bearing an interest of 15% per annum and such promissory note should be payable on demand.

6. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time, at the office of the Company or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Purchase Price by the conversion price (the “Conversion Price”), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price shall be US$0.98, which implies that each Series A Preferred Stock is initially convertible into Common Stock on a 1-to-10 basis; provided, however, that the Conversion Price shall be subject to adjustment as set forth in this Section 6.

(b) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, he, she or it shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent, and shall give written notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Company shall, as soon as practicable thereafter and in any event within three business days after such notice, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten public offering of the Company’s Common Stock, the conversion may, at the option of any holder tendering Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of the Company’s Common Stock pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such public offering.

(c) Conversion Price Adjustments of Preferred Stock. The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

(i) If the Company shall issue any Additional Stock (as defined below) for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series of Preferred Stock in effect immediately prior to each such issuance shall forthwith be adjusted to a price equal to the price paid per share for such Additional Stock.

(ii) “Additional Stock” shall mean any shares of Common Stock issued or deemed to have been issued by the Company after the issuance date of the Series A Preferred Stock other than:

(A) shares of Common Stock issued pursuant to a transaction described in Section 6(c)(iii) hereof;

(B) shares of Common Stock issued or deemed issued to employees, consultants, officers, directors or vendors (if in transactions with primarily non-financing purposes) of the Company pursuant to a stock option plan or restricted stock purchase plan approved by the Board (such approval must include the affirmative vote of at least one (1) Series A Director (as defined below));

(C) shares of Common Stock issued or deemed issued (x) in a bona fide, firmly underwritten registered public offering and listing of the Company’s Common Stock on the NASDAQ market system or the NYSE before which or in connection with which all outstanding shares of Series A Preferred Stock will be converted to Common Stock, or (y) upon exercise of existing options or warrants granted by the Company prior to February 9, 2009; or

(D) shares of Common Stock issued or deemed issued in connection with any transaction where such securities so issued are excluded from the definition “Additional Stock” by the affirmative vote of at least 75% of the then outstanding shares of Series A Preferred Stock voting as a separate class.

(iii) In the event the Company should at any time or from time to time fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Prices shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(iv) If the number of shares of Common Stock outstanding at any time is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Prices for each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(d) Other Distributions. In the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 6(c)(iii), then, in each such case for the purpose of this Section 6(d), the holders of each series of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Company into which their shares of such series of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution.

(e) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Section 4 or this Section 6), provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of such Series A Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of the number of shares of Common Stock deliverable upon conversion of the Series A Preferred Stock held by such holder would have been entitled on such recapitalization.

(f) No Impairment. The Company will not, by amendment of this Amended and Restated Certificate of Designation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

(g) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share of Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall round the number of fractional shares up to the nearest number of whole shares.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of any Series A Preferred Stock pursuant to this Section 6(g)(ii), the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of the Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of such Series A Preferred Stock.

(h) Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder Series A Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(i) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Amended and Restated Certificate of Incorporation.

(j) Waiver of Adjustment to Conversion Prices. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of the Series A Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance by the vote or written consent of the holders of not less than 75% of the outstanding shares of the Series A Preferred Stock. Any such waiver shall be binding upon all current and future holders of shares of such Series A Preferred Stock.

7. Voting Rights and Board of Directors.

(a) General. The holders Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Series A Preferred Stock could then be converted. With respect to such vote and except as otherwise expressly provided herein or as required by applicable law, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of the Company, and shall be entitled to vote, together with holders of Common Stock as a single class, with respect to any matter upon which holders of Common Stock have the right to vote.

(b) Board Size. The size of the Board shall be set and remain at five (5) directors, subject to changes made pursuant to Section 9 below.

(c) Election of Directors. So long as any shares of Series A Preferred Stock remain outstanding:

(i) the holders of shares of Series A Preferred Stock shall be entitled, voting separately as a single class, to elect two (2) directors of the Company (such directors, the “Series A Directors”) at or pursuant to each meeting or consent of the Company’s stockholders for the election of directors, to remove from office such directors, to fill any vacancy caused by the resignation or death of such directors and to fill any vacancy (by unanimous consent if done in writing, or by majority vote otherwise) caused by the removal of such directors.

(ii) the holders of shares of Common Stock and Series A Preferred Stock shall be entitled, voting together to elect the remaining directors of the Company at or pursuant to each meeting or consent of the Company’s stockholders for the election of directors, to remove from office such directors, to fill any vacancy caused by the resignation or death of such directors and to fill any vacancy (by unanimous consent if done in writing, or by majority vote otherwise) caused by the removal of any such directors.

(iii) Notwithstanding any provisions in this Amended and Restated Certificate of Designation or Bylaws of the Company, holders of the unredeemed and outstanding Series A Preferred Stock under the circumstances set forth in Section 5(b) above shall be entitled to elect a majority of the Board until such unredeemed Series A Preferred Stock are redeemed in full.

(d) The Board shall form a three-member finance committee (the “Finance Committee”). The Finance Committee shall at all time include one Series A Director, who shall be the chairman of the Finance Committee and has a right of veto on any matter presented to a decision of the Finance Committee. The Finance Committee shall be vested with exclusive oversight functions for financial and accounting matters of the Company and its subsidiaries, including, but not limited to, budget approval, establishing and approving employee compensation, internal auditing, and administering the employee stock ownership plan of the Company (the “ESOP”). The Finance Committee shall meet at least once every quarter.

(e) The holders of shares of Series A Preferred Stock shall be entitled to appoint one (1) board observer to attend all meetings of the Board or of any committee of the Board in a non-voting observer capacity, and shall be entitled to be provided concurrently notice of such meetings and a copy of all materials provided to directors.

8. Make Good Shares.

(a) If the Company’s combined after tax net income reported in the Company’s Annual Report on Form 10-K for both of the fiscal years ending March 31, 2011 and 2012, as filed with the Securities and Exchange Commission, is less than $20 million (the “Guaranteed Amount”), the Company will issue up to 612,245 shares (as equitably adjusted for any stock splits, stock combinations, recapitalizations or similar transactions) (the “Make Good Shares”) of Series A Preferred Stock, in the aggregate, to the holders of shares of Series A Preferred Stock, which is equivalent to 40% of the aggregate number of Series A Preferred Stock held by such holders as of the date that shares of Series A Preferred Stock were originally issued. The number of Make Good Shares issuable to such holders shall be equal to: [(the Guaranteed Amount – actual combined net income of the Company for the fiscal years ending March 31, 2011 and 2012)/$32.67] .

(b) If the Company shall at any time after the date hereof (i) declare and pay a dividend or make a distribution on Common Stock, (ii) subdivide or split the outstanding shares of Common Stock into a greater number of shares, (iii) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, or (iv) make any other similar changes to its share capital, the holders of shares of Series A Preferred Stock shall be entitled to receive the proportionately adjusted number of Make Good Shares and all dividends and other distributions made on the Make Good Shares that such holders would have received had they received such Make Good Shares on the date hereof.

9. Protective Provisions.

(a) So long as there are at least 15,306 shares of Series A Preferred Stock are outstanding, the Company shall not, without first obtaining the approval of the holders of at least two-thirds of the then outstanding shares of Series A Preferred Stock voting together as a single class, undertake any action (whether by amendment of the Company’s Certificate of Incorporation or Bylaws or otherwise, and whether in a single transaction or a series of related transactions) that approves or effects any of the following transactions involving the Company or any of its subsidiaries:

(i) alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock or creates, whether by merger, consolidation, reclassification or otherwise, any new class or series of shares having rights, preferences or privileges senior to or on a parity with shares of the Series A Preferred Stock;

(ii) repurchase any equity security (except with respect to shares of the Series A Preferred Stock);

(iii) effect a recapitalization, reclassification, split-off, spin-off or bankruptcy of the Company or any of its subsidiaries;

(iv) effect any Liquidation Event described in 4(c) above;

(v) increase or decrease the authorized size of the Board or any committee thereof or create any new committee of the Board of the Company or any of its subsidiaries;

(vi) appoint or change the auditors (“Auditors”) of the Company (such Auditors must be one of the “Big Four” accounting firms or another accounting firm with internationally recognized standing as is satisfactory to the majority of the holders of shares of Series A Preferred Stock) or any of its subsidiaries;

(vii) propose to amend or waive any provision of the Company’s or any of its subsidiaries’ constitutional documents; and

(viii) select the securities exchange or market and/or the underwriters in connection with any public offering of the Company’s securities and approve the valuation and terms and conditions for any such public offering.

For the avoidance of doubt, this Section 9(a) does not intend to, nor does it, create and recognize any additional rights (other than those rights already provided in the General Corporation Law of the State of Delaware or other applicable laws) to stockholders that are not holders of the Series A Preferred Stock. The approval requirement of the holders of the Series A Preferred Stock as set forth above for any matters listed in this Section 9(a) does not, by itself, indicates that such matter must be determined or approved by stockholders in general.

(b) In addition to such other limitations as may be provided herein or in the Bylaws of the Company, so long as there are at least 15,306 shares of Series A Preferred Stock are outstanding, the following acts of the Company or any of its subsidiaries (whether by amendment of the Company’s Certificate of Incorporation or Bylaws or otherwise, and whether in a single transaction or a series of related transactions) shall require the approval of the Board or its dully appointed committee, including the affirmative vote of at least one (1) Series A Director:

(i) sell or issue any equity or debt security or warrant, option or other right to purchase any equity or debt security (with the exception of any shares issued pursuant to the ESOP or upon conversion of shares of the Series A Preferred Stock);

(ii) declare or pay any dividend or distribution or redeem or make, or engage in a transaction that results in, any acquisition, sale of a substantial portion of equity or assets, merger, consolidation, plan of arrangement, redomiciling, joint venture or partnership arrangements or form any new subsidiary (including any “variable interest entity”) or pass any resolution relating to reduction of share capital, dissolution or liquidation;

(iii) sell, mortgage, pledge, lease, license, transfer or otherwise dispose of any of the Company’s or any of its subsidiaries’ assets (A) outside the ordinary course of business or (B) in an amount in excess of US$100,000 in aggregate over any twelve months, except covered by a Company’s or any of its subsidiaries’ budget or operating plan which has been approved by the Board, which approval must include the consent by Series A Directors;

(iv) approve or amend any quarterly or annual budget, operating plan (including any capital expenditure budget, operating budget or financing plan), which approval shall be required before the Company can continue operations at the beginning of each quarter;

(v) engage in any business materially different from that described in the then current business plan, change the name of the Company any of its subsidiaries or cease any business undertaking of the Company any of its subsidiaries;

(vi) incur any indebtedness or assume any financial obligation or issue, assume, guarantee or create any liability for borrowed money in excess of US$100,000 in aggregate at any time outstanding unless such liability is incurred pursuant to the then current budget or operating plan;

(vii) make any expenditure or other purchase of tangible or intangible assets from any person or invest in any entity in excess of US$100,000 in aggregate over any 12-month period unless such expenditure is made pursuant to the then current budget or operating business plan, or any investment in any securities, futures or any financial derivative;

(viii) acquire through purchase, lease, or rental any automobile with an acquisition value greater than US$30,000 or any real estate (except for office space used by the Company), whether or not accounted for as a capital expenditure, except such act has been set forth in the Company’s budget or operating plan duly approved by the Board;

(ix) enter into any material agreement or contract with any party or group of related parties, (A) under which the Company’s or any of its subsidiaries’ aggregate commitments, pledge or obligations to such party or group of related parties are unlimited or potentially exceed US$100,000 over any 12-month period in the aggregate, (B) which is expected to generate more than US$100,000 of revenues per annum, or (C) which is outside the ordinary course of business (each, a “Material Contract”); amend, terminate of waive any material provision of a Material Contract; except, in each case, such act has been set forth in the Company’s budget or operating plan duly approved by the Board;

(x) engage or enter into any transaction or agreement with any of the Company’s affiliates, shareholders, directors or officers, relatives of such shareholders, directors or officers or affiliates of such relatives or other related parties;

(xi) appoint (including renew an appointment or an employment contract), terminate or determine the Chief Executive Officer, President, the Chief Financial Officer, the Chief Operating Officer, General Manager, Vice General Manager or any senior executive officers with a ranking of vice-president or above in the Company or any of its subsidiaries;

(xii) increase the compensation of any of the five most highly compensated employees of the Company by more than 15% within a 12-month period unless such act has been set forth in the Company’s budget or operating plan duly approved by the Board;

(xiii) approve, amend or administer (including the granting of awards thereunder) the ESOP; and

(xiv) materially change the accounting methods or policies of the Company or any of its subsidiaries.

10. Amendments. The terms, conditions, rights and preferences contained in this Amended and Restated Certificate of Designation may be amended, modified, waived, amended and restated or replaced in its entirety upon the approval of the Board with the consent of at least two-thirds of the then outstanding shares of Series A Preferred Stock voting as a separate class.

IN WITNESS WHEREOF, the foregoing Amended and Restated Certificate of Designation has been duly executed on behalf of the Company by the undersigned on July 20, 2010.

YAYI INTERNATIONAL INC.

By: /s/ Li Liu
Name: Li Liu
Title: Chief Executive Officer and President